Exhibit 99.2

UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

with Report of Independent Auditors

UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

REPORT OF INDEPENDENT AUDITORS

To the Partners of

United Development Funding, L.P.

We have audited the accompanying consolidated financial statements of United Development Funding, L.P. and subsidiaries which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Development Funding, L.P. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in conformity with GAAP.

 Dallas, Texas

March 31, 2015

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UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
Assets
Cash and cash equivalents	$564,105	$1,031,930
Restricted cash	77,832	77,830
Accrued interest receivable	7,520,822	4,674,649
Accounts receivable – related parties	490,450	402,405
Notes receivable, net of reserve for loan losses of $5,547,233 and $2,030,654, respectively	105,336,494	98,766,080
Notes receivable – related party	8,354,082	8,161,407
Investments in partnerships	8,518,301	8,547,637
Real estate owned	49,439,830	51,515,059
Contract for deed	11,232,987	12,424,814
Other assets	7,379,158	408,067

Total assets	$198,914,061	$186,009,878

Liabilities and Partners’ Capital
Accounts payable	$17,175	$20,461
Accounts payable – related parties	4,041,613	4,086,143
Accrued expenses	1,704,265	1,980,087
Accrued interest payable	176,084	44,809
Accrued interest payable – related parties	1,340,761	2,712,536
Notes payable	16,343,921	15,689,127
Notes payable – related parties	136,365,428	126,626,576
Total liabilities	159,989,247	151,159,739

Commitments and contingencies

Partners’ capital:
Participation interest	22,823,700	20,444,509
General partner	68,124	63,108
Limited partners	15,959,117	14,268,649
Profit participation interest	73,873	73,873
Total partners’ capital	38,924,814	34,850,139

Total liabilities and partners’ capital	$198,914,061	$186,009,878

See accompanying notes to consolidated financial statements.

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UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2014	2013

Revenues:
Interest income	$17,976,586	$18,262,813
Interest income – related party	1,102,752	970,339
Loss from investments in partnerships	(29,454)	(712,821)
Real estate owned property sales income	7,222,550	7,513,100
Mortgage and transaction service revenues	652,967	242,300

Total revenues	26,925,401	26,275,731

Expenses:
Interest expense	752,822	796,089
Interest expense – related parties	10,186,741	14,272,779
Real estate owned property sales cost	6,540,510	6,819,650
Provision for loan losses	3,866,564	206,185
Management fee expense – related parties	-	1,527,210
General and administrative	1,434,194	1,215,021
General and administrative – related parties	69,895	69,869

Total expenses	22,850,726	24,906,803

Net income	$4,074,675	$1,368,928

See accompanying notes to consolidated financial statements.

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UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

Years ended December 31, 2014 and 2013

		General	Limited	Profit	Total
	Participation	Partner’s	Partners’	Participation	Partners’
	Interest	Capital	Capital	Interest	Capital

Balance at December 31, 2012	$19,629,648	$61,217	$13,716,473	$73,873	$33,481,211

Net income	814,861	1,891	552,176	-	1,368,928

Balance at December 31, 2013	20,444,509	63,108	14,268,649	73,873	34,850,139

Net income	2,379,191	5,016	1,690,468	-	4,074,675

Balance at December 31, 2014	$22,823,700	$68,124	$15,959,117	$73,873	$38,924,814

See accompanying notes to consolidated financial statements.

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UNITED DEVELOPMENT FUNDING, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013
Operating Activities:
Net income	$4,074,675	$1,368,928
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	3,866,564	206,185
Amortization expense	81,148	78,508
Losses from investments in partnerships	29,454	712,821
Gain on sales of real estate owned	(682,040)	(693,450)
Changes in operating assets and liabilities:
Restricted cash	(2)	204,100
Accrued interest receivable	(2,846,173)	(2,585,321)
Accounts receivable – related parties	(88,045)	(61,317)
Other assets	(472,239)	1,505,496
Accounts payable and accrued expenses	(279,108)	(496,882)
Accounts payable – related parties	(44,530)	(916,175)
Accrued interest payable	131,275	2,784
Accrued interest payable – related parties	(1,371,775)	(1,367,958)
Net cash provided by (used in) operating activities	2,399,204	(2,042,281)

Investing Activities:
Investment in real estate owned	(11,045,281)	(7,805,905)
Proceeds from sales of real estate owned	7,222,550	7,513,100
Investment in notes receivable	(11,125,578)	(10,754,805)
Principal receipts from notes receivable	688,600	7,673,756
Investment in notes receivable – related party	(192,675)	(978,710)
Investments in partnerships	(118)	-
Proceeds from contract for deed	1,191,827	2,404,653
Net cash used in investing activities	(13,260,675)	(1,947,911)

Financing Activities:
Proceeds from notes payable	7,055,690	10,115,177
Payments on notes payable	(6,400,896)	(4,098,236)
Proceeds from notes payable – related parties	22,902,991	22,508,395
Payments on notes payable – related parties	(13,164,139)	(24,010,953)
Net cash provided by financing activities	10,393,646	4,514,383

Net (decrease) increase in cash and cash equivalents	(467,825)	524,191
Cash and cash equivalents at beginning of year	1,031,930	507,739

Cash and cash equivalents at end of year	$564,105	$1,031,930

Supplemental disclosure of cash flow information:
Cash paid for interest	$8,034,126	$15,432,160

Supplemental cash flow information – non-cash activity:
Assignment of real estate owned	$6,580,000	$-

Assignment of note receivable	$-	$12,253,449

See accompanying notes to consolidated financial statements.

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Notes to CONSOLIDATED Financial statements

December 31, 2014 and 3013

A. Nature of Business

United Development Funding, L.P. (“UDF,” “we,” or the “Partnership”), a Delaware limited partnership, was formed on June 11, 2003, and began operations on July 1, 2003. United Development Funding, Inc. (“UDF I Inc.”), a Delaware corporation, is the general partner of the Partnership. UDF generates income by (1) originating, purchasing, and holding for investment, for its own account, loans made to real estate developers for the acquisition and development of parcels of real property as single-family residential lots; (2) making real estate related equity investments for the acquisition and development of parcels of real property as single-family residential lots or for sale to others to develop as single-family residential lots; (3) entering into participation agreements with real estate developers engaged in the development of single-family residential lots; and (4) providing credit enhancements with respect to loans made to real estate developers for the acquisition and development of parcels of real property as single-family residential lots. UMTH Land Development, L.P. (“Land Development”) has been engaged to provide asset management services to the Partnership.

The Partnership has no employees. The Partnership’s operations are conducted at the corporate offices of Land Development, its asset manager, at 1301 Municipal Way, Grapevine, Texas 76051.

B. Summary of Significant Accounting Policies

A summary of the Partnership’s significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Presentation

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the following entities, which are wholly owned through limited partnership and member interests. Significant intercompany accounts and transactions have been eliminated in consolidation.

•	UDF TX One, L.P. (“Texas One”),
•	OU Land Acquisitions, L.P. (“OU Land”),
•	UDF PM, LLC (“UDF PM”),
•	WL Woodland Lakes, LLC (“Woodland Lakes”),
•	UDF Ash Creek, L.P. (“Ash Creek”),
•	UDF Northpointe II, L.P. (“Northpointe II”),
•	OU Land Acquisition Two, L.P. (“OU II”),
•	HLL Land Acquisitions, L.P. (“HLL”),
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Notes to CONSOLIDATED Financial statements (continued)

B. Summary of Significant Accounting Policies – continued

Principles of Consolidation – continued

•	HLL II Land Acquisitions, L.P. (“HLL II”),
•	One KR Venture, L.P. (“One KR”) and
•	Rowe Lane 285, L.P. (“Rowe Lane”).

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 2014 and 2013, the Partnership had no such investments included in cash and cash equivalents. UDF maintains deposits in multiple financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). UDF has not experienced any losses related to amounts in excess of FDIC limits.

Restricted Cash

Restricted cash includes monies in money market accounts where the beneficiaries are senior lenders.

Notes Receivable and Notes Receivable – Related Party

Notes receivable (including related party) are recorded at the lower of cost or estimated net realizable value. The mortgage investments are collateralized at origination by a first or second lien deed of trust on the underlying real estate collateral or a pledge of ownership interests in the borrower, as well as promissory notes and other loan documents. As of December 31, 2014, the notes receivable originated by the Partnership, as amended have terms ranging from 5 to 48 months. None of such mortgages are insured or guaranteed by a federally owned or guaranteed mortgage agency. UDF originates and/or acquires notes receivable and intends to hold the notes receivable for the life of the notes.

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Notes to CONSOLIDATED Financial statements (continued)

B. Summary of Significant Accounting Policies – continued

Allowance for Loan Losses

The allowance for loan losses is the Partnership’s estimate of incurred losses in its portfolio of notes receivable (including related party). The Partnership periodically performs a detailed review of its portfolio of mortgage notes and other loans to determine if impairment has occurred and to assess the adequacy of the allowance for loan losses. The Partnership’s review consists of evaluating economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral, and other relevant factors. We also utilize a peer group analysis and a historical analysis to validate the overall adequacy of our allowance for loan losses. This review is inherently subjective as it requires estimates that are susceptible to significant revision as conditions change.

In reviewing the portfolio, the Partnership considers cash flow estimates from the disposition of finished lots, paper lots (residential lots shown on a plat that has been accepted by the city or county, but which are currently undeveloped or under development) and undeveloped land as well as cash flow received from the issuance of bonds from municipal reimbursement and public utility districts. These estimates are based on current market metrics, including, without limitation, the supply of finished lots, paper lots, and undeveloped land, the supply of homes and the rate and price at which land and homes are sold, historic levels and trends, executed contracts, appraisals, and discussions with third party market analysts and participants, including homebuilders. The Partnership bases its valuations on current and historic market trends on the Partnership’s analysis of market events and conditions, including activity within its portfolio, as well as those of third-party services such as Metrostudy and Residential Strategies, Inc. Cash flow forecasts also are based on executed purchase contracts which provide base prices, escalation rates, and absorption rates on an individual project basis. For projects deemed to have an extended time horizon for disposition, the Partnership considers third-party appraisals to provide a valuation in accordance with guidelines set forth in the Uniform Standards of Professional Appraisal Practice. In addition to cash flows from the disposition of property, cost analysis is performed based on estimates of development and senior financing expenditures provided by developers and independent professionals on a project-by-project basis. These amounts are reconciled with the Partnership’s best estimates to establish the net realizable value of the portfolio.

The Partnership charges additions to the allowance for loan losses to current period earnings through a provision for loan losses. Amounts determined to be uncollectible are charged directly against, or “charged off”, and decrease the allowance for loan losses, while amounts recovered on previously charged off accounts increase the allowance.

Investments in Partnerships

UDF accounts for certain investments in partnerships using the equity method of accounting. These investments are initially recorded at cost and are adjusted for UDF’s share of equity in earnings, losses and distributions. UDF reports its share of income and losses based on ownership interests. In connection with the acquisition of investments in partnerships, UDF incurs certain acquisition fees that are paid to an affiliate. These fees are capitalized as part of UDF’s basis in the investments.

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Notes to CONSOLIDATED Financial statements (continued)

B. Summary of Significant Accounting Policies – continued

Real Estate Owned

Real estate owned is stated at cost, which includes costs associated with the acquisition and development of real estate, unless it is determined that the value has been impaired, in which case the real estate owned would be written down to fair value.

Contract for Deed

Contract for deed represents a receivable whereby Northpointe II initially transferred ownership of 255 finished lots and 114 acres in Collin County, Texas (the “Northpointe II Collateral”) to UDF Northpointe, LLC (“Northpointe”), an unrelated entity, in return for Northpointe agreeing to make all scheduled principal and interest payments on the underlying debt of the Northpointe II Collateral to Northpointe II as payments become due and payable by Northpointe II. The contract for deed represents the outstanding balance of all amounts receivable from Northpointe. See Note F - Contract for Deed for further discussion.

Revenue Recognition

Interest income on notes receivable and notes receivable – related party is recognized over the life of the loan and recorded on the accrual basis. Income recognition is suspended for loans on the date at which, in the opinion of management, a full recovery of income and principal becomes more likely than not, but is no longer probable, based upon the Partnership’s review of economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral and other relevant factors. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Any payments received on loans classified as non-accrual status are typically applied first to outstanding loan amounts and then to the recovery of lost interest.

As of December 31, 2014, the Partnership had suspended income recognition on 14 notes receivable with an aggregate unpaid principal balance of approximately $44.8 million. Of the 14 loans, the collectability of 12 loans is considered to be more likely than not, but not probable, and for 2 loans, the Partnership considers it probable that all amounts due will not be collected. As of December 31, 2013, the Partnership had suspended income recognition on 9 notes receivable with an aggregate unpaid principal balance of approximately $32.9 million.

Earnings or losses from investments in partnerships are recorded as earned and collectability is deemed probable for preferred interest income or using the equity method of accounting, depending on the terms of the partnership. UDF is currently not accruing the 40% preferred return on one investment with an investment balance of $10.3 million as of December 31, 2014 and 2013.

Real estate owned - property sales income is recorded as property is sold and collectability is deemed probable.

Mortgage and transaction service revenues are recorded as services are completed and collectability is deemed probable.

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Notes to CONSOLIDATED Financial statements (continued)

B. Summary of Significant Accounting Policies – continued

Income Taxes

UDF is organized as a limited partnership for federal income tax purposes. As a result, income or losses are taxable or deductible to the partners rather than at the partnership level; accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740 prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. In accordance with FASB ASC 740, the Partnership must determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. The Partnership believes it has no such uncertain positions.

The Partnership files income tax returns in the United States federal jurisdiction. At December 31, 2014, tax returns related to fiscal years ended December 31, 2011 through December 31, 2013, remain open to possible examination by the tax authorities. No tax returns are currently under examination by any tax authorities. The Partnership did not incur any penalties or interest related to its federal tax returns during the years ended December 31, 2014 and 2013.

Fair Value of Financial Instruments

In accordance with the reporting requirements of FASB ASC 825-10, Financial Instruments-Fair Value, the fair value of assets and liabilities which qualify as financial instruments under this statement is calculated and this additional information is included in the notes to the consolidated financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair values of restricted cash, accrued interest receivable, accounts receivable – related parties, accounts payable, accounts payable – related parties, accrued expenses, accrued interest payable and accrued interest payable – related parties approximate the carrying amounts due to the relatively short maturity of these instruments. The estimated fair values of notes receivable (including related party) and notes payable (including related parties) approximate the carrying amounts since they bear interest at market rates.

Impact of Recently Issued Accounting Standards

In January 2014 the FASB issued Accounting Standards Update (“ASU”) No. 2014-04, Receivables — Troubled Debt Restructuring by Creditors (“ASU 2014-04”). This guidance clarifies that when an “in substance repossession or foreclosure” occurs, a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement.

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Notes to CONSOLIDATED Financial statements (continued)

B. Summary of Significant Accounting Policies – continued

Impact of Recently Issued Accounting Standards – continued

Additionally, the amendments of ASU 2014-04 also require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. ASU 2014-04 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Partnership does not expect the adoption of ASU 2014-04 to have a material impact on its consolidated financial statements.

In May 2014 the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under GAAP. The objective of ASU 2014-09 is to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP. The core principle of ASU 2014-09 is that an entity should recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle, which may require more judgment and estimates within the revenue recognition process than are required under existing GAAP.

The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting
ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). Early adoption is not permitted. We are currently evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method by which we will adopt the standard.

C. Loans and Allowance for Loan Losses

The Partnership’s loan portfolio is comprised of notes receivable, net and notes receivable – related party, and is recorded at the lower of cost or estimated net realizable value.

	As of December 31,
	2014	2013

Notes receivable, net	$105,337,000	$98,766,000
Notes receivable - related party	8,354,000	8,161,000

Total	$113,691,000	$106,927,000
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Notes to CONSOLIDATED Financial statements (continued)

C. Loans and Allowance for Loan Losses – continued

The Partnership’s loans are classified as follows:

	As of December 31,
	2014	2013
Real Estate:
Acquisition and land development	$119,238,000	$108,958,000
Allowance for loan losses	(5,547,000)	(2,031,000)

Total	$113,691,000	$106,927,000

As of December 31, 2014, the scheduled maturity dates are as follows:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total

Matured	$-	-	-%	$39,543,000	12	36%	$39,543,000	12	33%
2015	8,354,000	1	100%	71,341,000	7	64%	79,695,000	8	67%

Total	$8,354,000	1	100%	$110,884,000	19	100%	$119,238,000	20	100%

As of December 31, 2013, the scheduled maturity dates are as follows:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total

Matured	$-	-	-%	$38,623,000	12	38%	$38,623,000	12	35%
2014	8,161,000	1	100%	62,169,000	6	62%	70,330,000	7	65%
2015	-	-	-%	5,000	1	-%	5,000	1	-%

Total	$8,161,000	1	100%	$100,797,000	19	100%	$108,958,000	20	100%

The following table represents the maturity dates of loans that were matured as of December 31, 2014, and had not been repaid or extended as of December 31, 2014:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total

2007	$-	-	-%	$8,916,000	2	23%	$8,916,000	2	23%
2008	-	-	-%	2,830,000	2	7%	2,830,000	2	7%
2009	-	-	-%	25,388,000	6	64%	25,388,000	6	64%
2011	-	-	-%	360,000	1	1%	360,000	1	1%
2012	-	-	-%	2,049,000	1	5%	2,049,000	1	5%

Total	$-	-	-%	$39,543,000	12	100%	$39,543,000	12	100%

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Notes to CONSOLIDATED Financial statements (continued)

C. Loans and Allowance for Loan Losses – continued

Of the 12 loans matured as of December 31, 2014, that had not been repaid or extended, full collectability is considered probable for 1 loan with an aggregate unpaid principal balance of approximately $2.0 million, full collectability is considered more likely than not, but not probable, for 9 loans with an aggregate unpaid principal balance of approximately $34.0 million, and for 2 loans with an aggregate unpaid principal balance of approximately $3.5 million, the Partnership deemed it probable that we will be unable to collect all amounts due. In addition to the 12 loans considered impaired due to the loans remaining outstanding beyond the contractual terms of the loan agreement, UDF had 3 loans with an aggregate unpaid principal balance of approximately $7.3 million that were considered impaired due to the estimated value of the underlying collateral and as such, full collectability on these loans is considered more likely than not, but not probable as of December 31, 2014.

The following table represents the maturity dates of loans that were matured as of December 31, 2013, and had not been repaid or extended as of December 31, 2013:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total

2007	$-	-	-%	$9,266,000	2	24%	$9,266,000	2	24%
2008	-	-	-%	2,830,000	2	7%	2,830,000	2	7%
2009	-	-	-%	24,134,000	6	63%	24,134,000	6	63%
2011	-	-	-%	409,000	1	1%	409,000	1	1%
2012	-	-	-%	1,984,000	1	5%	1,984,000	1	5%

Total	$-	-	-%	$38,623,000	12	100%	$38,623,000	12	100%

Of the 12 loans matured as of December 31, 2013, that had not been repaid or extended, full collectability was considered probable for 4 loans with an aggregate unpaid principal balance of approximately $7.0 million, and full collectability was considered more likely than not, but not probable, for 8 loans with an aggregate unpaid principal balance of approximately $31.6 million.

The following table describes the loans that were matured as of December 31, 2013, the activity with respect to such loans during the year ended December 31, 2014 and the loans that matured during the year ended December 31, 2014 and remained matured as of December 31, 2014:

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Notes to CONSOLIDATED Financial statements (continued)

C.	Loans and Allowance for Loan Losses – continued

Maturity Date	Amount	Loans	% of Total	Matured Loan Extensions During the Year Ended December 31, 2014 on Loans Matured as of December 31, 2013 (1)	Net Activity During the Year Ended December 31, 2014 on Loans Matured as of December 31, 2013 (2)	Loans Matured During the Year Ended December 31, 2014 (3)	Amount	Loans	% of Total
	Non-Related
	Matured as of December 31, 2013			2014 Activity (4)			Matured as of December 31, 2014
2007	$9,266,000	2	24%	$-	$(350,000)	$-	$8,916,000	2	23%
2008	2,830,000	2	7%	-	-	-	2,830,000	2	7%
2009	24,134,000	6	63%	-	1,254,000	-	25,388,000	6	64%
2010	-	-	-%	-	-	-	-	-	-%
2011	409,000	1	1%	-	(49,000)	-	360,000	1	1%
2012	1,984,000	1	5%	-	65,000	-	2,049,000	1	5%
Total	$38,623,000	12	100%	-	$920,000	$-	$39,543,000	12	100%

(1)	Amounts represent aggregate unpaid principal balance as of December 31, 2013, of matured loans as of December 31, 2013, that were extended during the year ended December 31, 2014.

(2)	For loans matured as of December 31, 2013, net loan activity represents all activity on the loans during the year ended December 31, 2014, including accrued interest compounded to the notes, payment of fees and expenses, charge-offs, and/or repayments.

(3)	Amounts represent aggregate unpaid principal balance as of December 31, 2014, of loans that matured during the year ended December 31, 2014, and remained matured as of December 31, 2014.

(4)	The table does not reflect activity for loans that matured or were due to mature during the year ended December 31, 2014, but were extended on or prior to December 31, 2014.

A loan is placed on non-accrual status and income recognition is suspended at the date at which, in the opinion of management, a full recovery of income and principal becomes more likely than not, but is no longer probable, based upon our review of economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral and other relevant factors. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Any payments received on loans classified as non-accrual status are typically applied first to outstanding loan amounts and then to the recovery of lost interest.

As of December 31, 2014, the Partnership had suspended income recognition on 14 notes receivable with an aggregate unpaid principal balance of approximately $44.8 million. For which full collectability is considered more likely than not, but not probable for 12 loans and 2 loans that the Partnership deemed as probable that we will be unable to collect all amounts due. As of December 31, 2013, the Partnership had suspended income recognition on nine notes receivables with an aggregate unpaid principal balance of approximately $32.9 million.

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Notes to CONSOLIDATED Financial statements (continued)

C.	Loans and Allowance for Loan Losses – continued

We evaluate our portfolio of notes receivable and notes receivable – related parties on a loan-by-loan basis quarterly or as circumstances or events arise that warrant more frequent review. In conjunction with this evaluation, we apply the guidance in FASB ASC 310-10-35, Receivables – Overall – Subsequent Measurement (“ASC 310-10-35”) in determining whether it is probable that we will be unable to collect all of the contractual principal and interest payments as scheduled in our loan agreements (i.e., whether the loan is impaired). In assessing the collectability of each portfolio loan, we conduct our detailed review on three levels: an economic fundamentals review, a submarket analysis, and active portfolio monitoring. In addition to loans being considered impaired when they remain outstanding beyond the contractual term of the loan agreement, loans are also considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement, including scheduled principal and interest payments. If an individual loan is considered impaired, a specific valuation allowance may be allocated, if necessary, so that the individual loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from collateral. Loans that are not individually considered impaired are collectively and qualitatively measured as a portfolio for general valuation allowance.

In reviewing our portfolio for this valuation analysis, we consider cash flow estimates from the disposition of finished lots, paper lots (residential lots shown on a plat that has been accepted by the city or county, but which is currently undeveloped or under development) and undeveloped land as well as cash flow received from the issuance of bonds from municipal reimbursement districts. These estimates are based on current market metrics, including, without limitation, the supply of finished lots, paper lots, and undeveloped land; the supply of homes and the rate and price at which land and homes are sold; historic levels and trends; executed contracts, appraisals and discussions with third-party market analysts and participants, including homebuilders. We base our valuations on current and historic market trends and on our analysis of market events and conditions, including activity within our portfolio, and on the analysis of third-party services such as Metrostudy and Residential Strategies, Inc. Cash flow forecasts also are based on executed purchase contracts which provide base prices, escalation rates, and absorption rates on an individual project basis. For projects deemed to have an extended time horizon for disposition, we consider third-party appraisals which provide a valuation in accordance with guidelines set forth in the Uniform Standards of Professional Appraisal Practice. In addition to cash flows from the disposition of property, cost analysis is performed based on estimates of development and senior financing expenditures provided by developers and independent professionals on a project-by-project basis. These amounts are reconciled with our best estimates to establish the net realizable value of the portfolio.

Interest is recognized on an accrual basis for impaired loans for which the collectability of the unpaid principal amount is deemed probable. Any payments received on such loans are first applied to outstanding accrued interest receivable and then to outstanding unpaid principal balance. Any payments received on impaired loans for which the collectability of the unpaid principal amount is less than probable are typically applied to outstanding unpaid principal and then to the recovery of lost interest on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

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Notes to CONSOLIDATED Financial statements (continued)

C.	Loans and Allowance for Loan Losses – continued

As of December 31, 2014, the Partnership has 15 notes receivable with an aggregate unpaid principal balance of approximately $46.8 million that are considered impaired. Of these, 12 loans with an aggregate principal balance of approximately $39.5 million are considered impaired due to the loans remaining outstanding beyond the contractual term of the loan agreement and 3 loans with an aggregate principal balance of $7.3 million are considered impaired due to the estimated value of the underlying collateral. Of these 15 loans, full collectability is considered probable for 1 loan with an aggregate unpaid principal balance of approximately $2.0 million, full collectability is considered more likely than not, but not probable, for 12 loans with an aggregate unpaid principal balance of approximately $41.3 million and we have deemed it probable that we will be unable to collect all amounts due for 2 loans with an aggregate unpaid principal balance of approximately $3.5 million.

As of December 31, 2013, the Partnership had 12 loans with an aggregate unpaid principal balance of approximately $38.6 million that are considered impaired due to the loans remaining outstanding beyond the contractual term of the loan agreement. Of these 12 loans, full collectability was considered probable for 4 loans with an aggregate unpaid principal balance of approximately $7.0 million, and full collectability was considered more likely than not, but not probable, for 8 loans with an aggregate unpaid principal balance of approximately $31.6 million.

For the years ended December 31, 2014 and 2013, the average outstanding aggregate unpaid principal balance for impaired loans was approximately $39.7 million and $43.2 million, respectively. For each of the years ended December 31, 2014 and 2013, the Partnership recognized approximately $1.5 million and $2.5 million of interest income, related to impaired loans, respectively. For the years ended December 31, 2014 and 2013, the Partnership did not recognize any cash basis interest income related to impaired loans. During the year ended December 31, 2014, approximately $3.0 million of our allowance for loan losses was allocated to impaired loans and approximately $350,000 was charged off against the allowance for loan losses associated with impaired loans. No specific allowance was allocated to impaired loans as of December 31, 2013, and no amount was charged-off against the allowance for loan losses associated with impaired loans during 2013.

As part of the ongoing monitoring of the credit quality of the loan portfolio, the Partnership periodically, no less than quarterly, performs a detailed review of its portfolio of mortgage notes and other loans.

The following is a general description of the credit levels used:

Level 1 – Full collectability of loans in this category is considered probable.

Level 2 – Full collectability of loans in this category is deemed more likely than not, but not probable, based upon the Partnership’s review of economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral, and other relevant factors. Interest income is suspended on Level 2 loans.

Level 3 – For loans in this category, it is probable that the Partnership will be unable to collect all amounts due. Interest income is suspended on Level 3 loans.

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Notes to CONSOLIDATED Financial statements (continued)

C.	Loans and Allowance for Loan Losses – continued

As of December 31, 2014 and 2013, the Partnership’s loans were classified as follows:

	For the Year Ended December 31,
	2014	2013

Level 1	$74,442,000	$76,063,000
Level 2	41,333,000	32,895,000
Level 3	3,463,000	-

Total	$119,238,000	$108,958,000

The allowance for loan losses is the Partnership’s estimate of incurred losses in its portfolio of notes receivable (including related party). The Partnership periodically performs a detailed review of its portfolio of mortgage notes and other loans to determine if impairment has occurred and to assess the adequacy of the allowance for loan losses. The Partnership charges additions to the allowance for loan losses to current period earnings through a provision for loan losses. Amounts determined to be uncollectible are charged directly against (and decrease) the allowance for loan losses (“charged off”), while amounts recovered on previously charged off amounts increase the allowance for loan losses.

The following table summarizes the changes in the reserve for loan losses during the years ended December 31, 2014 and 2013, which is offset against notes receivable:

	For the year ended December 31,
	2014	2013
Allowance for loan losses:
Balance at beginning of period	$2,031,000	$1,824,000
Provision charged to earnings	3,866,000	207,000
Loan losses:
Charge-offs	(350,000)	-
Recoveries	-	-
Net loan losses	(350,000)	-

Balance at end of period	$5,547,000	$2,031,000

Ending balance, individually evaluated for impairment	$2,650,000	$-

Ending balance, collectively evaluated for impairment	$2,897,000	$2,031,000

Financing receivables:
Balance at end of period	$119,238,000	$108,958,000

Ending balance, individually evaluated for impairment	$46,845,000	$38,623,000

Ending balance, collectively evaluated for impairment	$72,393,000	$70,335,000

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Notes to CONSOLIDATED Financial statements (continued)

C.	Loans and Allowance for Loan Losses – continued

The Partnership has adopted the provisions of FASB Accounting Standards Update (“ASU”) No. 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. In accordance with FASB ASU 2011-02, the restructuring of a loan is considered a “troubled debt restructuring” if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession. Concessions may include interest rate reductions or below market interest rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses. As of December 31, 2014 and 2013, the Partnership has no loan modifications that are classified as troubled debt restructurings.

D.	Investments in Partnerships

170 Dowdell, Ltd.

In March 2004 UDF invested in 170 Dowdell, Ltd., a joint venture limited partnership (“170 Dowdell”). Modern Modular Home Rental Corporation (“MMHRC”), a limited partner of this joint venture, and the principal of MMHRC, have guaranteed the repayment of UDF’s investment and preferred return. 170 Dowdell acquired 170 acres and later acquired an additional 19 acres of land in Houston, Texas for the purpose of developing 604 single-family lots. UDF’s investment bears a preferred return at an annual rate of return of 40%, 15% of which accrues and compounds monthly until paid and 25% of which accrues monthly and compounds annually until paid; however, UDF ceased compounding UDF’s preferred return in July 2008. In November 2008 UDF acquired the senior debt on the property owned by 170 Dowdell at a discount, and subsequently foreclosed the deeds of trust securing the senior debt. A third party purchased the property, issued a $5.5 million promissory note to UDF, and granted UDF a second priority lien on the property. The note bears interest at an annual rate of return of 15%, which accrues monthly and compounds annually. UDF may pursue the guaranty by MMHRC and the principal of MMHRC of UDF’s investment if UDF’s investment is not repaid. The total investment balance was approximately $10.3 million at December 31, 2014 and 2013.

El Tesoro Development, Ltd.

In June 2005 UDF made an investment in El Tesoro Development, LTD. (“El Tesoro Development”) in order to facilitate a new $4.6 million senior acquisition and development loan from a third party bank and was admitted as a 1% preferred limited partner in El Tesoro Development. UDF’s investment bears a preferred return of 40% without any further profit participation. As of December 31, 2007, development of the initial phase of 81 lots was complete. In November 2008 UDF acquired the senior debt on the property owned by El Tesoro Development at a discount. In April 2009 UDF foreclosed the deed of trust securing the senior debt and acquired the property. See Note E – Real Estate Owned – WL Woodland Lakes, LLC for further discussion. The senior debt is guaranteed by Arete Real Estate and Development Company (“Arete”) and by the principal of Arete.

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Notes to CONSOLIDATED Financial statements (continued)

D.	Investments in Partnerships – continued

El Tesoro Development, Ltd. – continued

In February 2010 a third party purchased the property from UDF, issued a $2.2 million promissory note to UDF, and granted UDF a first priority lien on the property. The note bears interest at an annual rate of return of 9%, which accrues monthly and compounds annually. UDF may pursue the guaranty by Arete and the principal of Arete of the deficiency existing under the senior debt acquired by UDF, if UDF’s investment is not repaid. As of December 31, 2014 and 2013, UDF’s investment balance was approximately $1.5 million.

UDF TX Two, L.P.

In February 2006 UDF TX Two, L.P., (“Texas Two”), a Texas limited partnership, was formed between UDF and 2M Holdings, L.P. as a 50/50 partnership for the purpose of acquiring 70 finished home lots in Lakeway, Texas. Texas Two secured a funding commitment from a senior lender in the amount of $10.3 million (the “Texas Two Senior Loan”) and a related-party subordinate loan from UDF in the amount of $7.5 million (the “Texas Two UDF Loan”), as amended, or if greater or less, the aggregate amount of all funds advanced under the note. See Note K – Related Party
Transactions – notes receivable – related party and interest income – related party, for further discussion.

UDF records income or loss from this investment under the equity method of accounting. As of December 31, 2014 and 2013, the negative investment balance was approximately $3.3 million. For the years ended December 31, 2014 and 2013, approximately $29,000 and $713,000, respectively, is included in loss from investments in partnerships in connection with the Partnerships investment in Texas Two.

E.	Real Estate Owned

UDF PM, LLC

In September 2007 UDF PM, a wholly owned subsidiary, acquired 335 finished lots and approximately 15 acres containing a partially constructed recreation center in Lubbock County, Texas through a foreclosure sale for approximately $3.3 million. UDF PM acquired the property subject to a senior lien in favor of a related-party senior lender and obtained subordinate financing from an affiliated party. In October 2012 UDF PM obtained additional financing from another affiliated entity for the development of the recreation center and other project amenities. See Note H – Notes Payable – Related Parties for further discussion. The outstanding balance of the real estate owned as of December 31, 2014 and 2013, was approximately $4.8 million and $11.1 million, respectively.

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Notes to CONSOLIDATED Financial statements (continued)

E.	Real Estate Owned – continued

OU Land Acquisition, L.P.

On November 13, 2007, UDF entered into a Settlement and Release Agreement (the “2007 Obra Settlement”) with Obra Homes, Inc. (“Obra”) whereby UDF took an assignment of all of Obra’s equity interest in OU Land and Obra agreed to subordinate the repayment of its equity to the repayment of UDF’s equity investment.

Obra subsequently released its subordinate equity interest in OU Land in accordance with a Settlement Agreement and Release entered into between UDF and Obra on July 20, 2009 (the “2009 Obra Settlement”). OU Land owns multiple tracts of land in Houston, Texas (the “OU Assets”), which, as of December 31, 2013, were subject to a $9.8 million first lien note held by an affiliated entity (the “OU Senior Credit Facility”). The OU Senior Credit Facility was paid in full in December 2014. See Note H - Notes Payable - Related Parties for further discussion of the OU Senior Credit Facility.

As of December 31, 2014 and 2013, the outstanding balance included in real estate owned in connection with the OU Assets was approximately $6.2 million and $6.1 million, respectively.

HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P., and One KR Venture, L.P.

In 2004 and 2005 United Development Funding II, Inc., a Delaware corporation (“UDF II Inc.”) and Texas One (collectively the “UDF Parties”) entered into multiple joint ventures with Lennar and Lennar Texas Holding Company (“Lennar Holding”) (collectively, “Lennar Parties”) for the purpose of acquiring several tracts of land in various markets throughout Texas to be developed into finished home sites and sold to Lennar and other third party homebuilders. Effective May 30, 2008, the UDF Parties and the Lennar Parties entered into a separation agreement (the “Agreement”) to end their joint ventures and to divide the joint venture assets held in HLL, HLL II, and One KR. Per terms of the Agreement, the Lennar Parties transferred ownership of HLL and HLL II and the remaining real property assets owned by HLL and HLL II to the UDF Parties and the Lennar Parties would transfer ownership of One KR to the UDF Parties after the UDF Parties fulfilled several obligations to the Lennar Parties in accordance with the Agreement.

The Agreement was modified on December 15, 2009, resulting in the Lennar Parties transferring ownership of One KR to UDF. On May 17, 2010, the parties signed a second amendment to the Agreement pursuant to which the parties agreed to complete construction of a recreation center in One KR. In August 2011 the Lennar Parties sued the UDF Parties claiming that the UDF Parties had breached the Agreement by failing to negotiate in good faith with the Lennar Parties to sell a portion of the entitled land owned by One KR to the Lennar Parties. The UDF Parties denied the claims of the Lennar Parties and alleged that previous good faith offers of sale from the UDF Parties to the Lennar Parties were either rejected or ignored by the Lennar Parties. In January 2012 the UDF Parties filed counterclaims against the Lennar Parties alleging the breach of the Agreement by the Lennar Parties. On November 6, 2013, the UDF Parties and the Lennar Parties settled the lawsuit on terms favorable to the UDF Parties and entered into contracts for the sale and purchase of lots in Kallison Ranch and Indian Springs.

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Notes to CONSOLIDATED Financial statements (continued)

E.	Real Estate Owned – continued

HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P., and One KR Venture, L.P. – continued

HLL owns land and lots in developments in various markets throughout Texas (the “HLL Property”). The HLL Property is subject to several related party loans. See Note H – Notes Payable – Related Parties for further discussion. The outstanding balance of the real estate owned for HLL as of December 31, 2014 and 2013, was approximately $10.4 million and $11.6 million, respectively.

HLL II owns land and lots in one development in San Antonio, Texas (the “HLL II Property”). The HLL II Property is secured by a related party senior loan and was secured by an unaffiliated senior loan that was paid in full in November 2013. See Note G – Notes Payable and Note H – Notes Payable – Related Parties for further discussion. The outstanding balance of the real estate owned for HLL II as of December 31, 2014 and 2013, was approximately $1.5 million.

One KR owns land and lots in one development located in northwest San Antonio, Texas (the “One KR Property”). The One KR Property is secured by an unaffiliated senior loan and two related party senior loans. In addition, One KR has an unsecured note payable to a related party. See
Note G – Notes Payable and Note H – Notes Payable – Related Parties for further discussion. The outstanding balance of the real estate owned as of December 31, 2014 and 2013, was approximately $8.3 million and $8.8 million, respectively.

WL Woodland Lakes, LLC

In June 2008 Woodland Lakes, a wholly owned subsidiary, acquired 450 acres of land located in Houston, Texas. Woodland Lakes acquired the property from an unaffiliated entity with a senior loan in the amount of $6.6 million. See Note G – Notes Payable for further discussion. As of December 31, 2014 and 2013, the balance of the real estate owned was approximately $6.5 million.

UDF Ash Creek, L.P.

In April 2009 Ash Creek, a wholly owned subsidiary, acquired several tracts of land located in Dallas County, Texas. Ash Creek acquired the property subject to two separate, unaffiliated senior lender loans, one of which was paid in full in December 2012. In April 2011 Ash Creek acquired approximately 8.2 acres of land located in Dallas County, Texas at a foreclosure sale for $50,000, subject to a separate unaffiliated senior lender loan in the original principal amount of $300,000 and a subordinate related party loan in the amount of $50,000. See Note G – Notes Payable and
Note H – Notes Payable – Related Parties for further discussion. As of December 31, 2014 and 2013, the balance of this real estate owned was approximately $5.3 million and $6.0 million, respectively.

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Notes to CONSOLIDATED Financial statements (continued)

E.	Real Estate Owned – continued

Rowe Lane 285, L.P.

In February 2014 Rowe Lane, a wholly owned subsidiary, acquired approximately 71.4 acres of land in Travis County and Williamson County, Texas. Rowe Lane acquired the property from an unaffiliated entity with a senior loan in the amount of $3.5 million. See Note G – Notes Payable for further discussion. As of December 31, 2014, the balance of this real estate owned was approximately $6.5 million.

F.	Contract for Deed

In May 2009 Northpointe II entered into a Loan Modification and Assumption Agreement whereby Northpointe II assumed debt existing between Northpointe, an unrelated entity, and a non-affiliated senior lender. Also, in May 2009 Northpointe II entered into a separate Loan Modification and Assumption Agreement (collectively, “Loan Assumption Agreements”) whereby Northpointe II assumed debt existing between Northpointe and United Development Funding III, L.P. (“UDF III”), an affiliated Delaware limited partnership. Land Development serves as the general partner of UDF III.

In return for entering into the Loan Assumption Agreements, Northpointe transferred the underlying collateral, consisting of 255 finished lots and 114 acres in Collin County, Texas, to Northpointe II, subject to the Deed of Trust and all rights, titles, security interests, and liens of the senior lender and UDF III. Concurrently with the execution of the Loan Assumption Agreements, Northpointe II entered into a Contract for Deed with Northpointe whereby Northpointe II conveyed ownership of the collateral back to Northpointe. In accordance with the Contract for Deed, Northpointe agreed to pay Northpointe II all amounts due and payable by Northpointe II to the senior lender and UDF III relative to the Loan Assumption Agreements. Although ownership and possession of the collateral were transferred to Northpointe upon execution of the Contract for Deed, record title will not pass to Northpointe until Northpointe makes its final payment to Northpointe II, allowing Northpointe II to pay all debt associated with the Loan Assumption Agreements in full. See Note G – Notes Payable –and Note H – Notes Payable – Related Parties for further discussion. As of December 31, 2014 and 2013, the balance of this Contract for Deed was approximately $11.2 million and $12.4 million, respectively.

G.	Notes Payable

CFC WL Note

In May 2008 Woodland Lakes assumed a secured promissory note in the amount of approximately $6.6 million (the “CFC WL Note”) with Capital Farm Credit, FLCA (“CFC”) in connection with its acquisition of 450 acres located in Houston, Texas. See Note E - Real Estate Owned – WL Woodland Lakes, LLC for further discussion. The CFC WL Note, which matures on August 31, 2015, as amended, has an interest rate of the prime rate plus 1% (4.25% as of December 31, 2014 and 2013).

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Notes to CONSOLIDATED Financial statements (continued)

G.	Notes Payable – continued

Premier HLL II Loan

In September 2006 HLL II entered into a $5.0 million land loan credit facility (the “Premier HLL II Loan”) with Premier. This loan matured in September 2013, as amended, and bore interest at the prime rate plus 2% or a floor of 6% (6% as of December 31, 2013). In November 2013, the Premier HLL II Loan was paid in full. See Note E - Real Estate Owned - HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P. and One KR Venture, L.P. for further discussion.

CFC One KR Loan

In July 2006 One KR entered into a second land acquisition loan with CFC for $5.3 million (the “Second CFC One KR Loan”). See Note E - Real Estate Owned - HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P., and One KR Venture, L.P. for further discussion. The interest rate on the Second CFC One KR Loan, as amended, is the prime rate plus 1% (4.25% as of December 31, 2014 and 2013). The Second CFC One KR Loan matures in July 2016.

ABC Ash Creek Loan

In April 2009 Ash Creek acquired land subject to two separate, unaffiliated senior lender loans, one of which was paid in full in December 2012. See Note E - Real Estate Owned – UDF Ash Creek, L.P. for further discussion.

In June 2009 Ash Creek assumed the loan with American Bank of Commerce (“ABC”), in the original principal amount of $2.7 million (the “ABC Ash Creek Loan”). The interest rate associated with the ABC Ash Creek Loan is prime plus 1.5%, with an interest rate floor of 7.25% (7.25% as of December 31, 2014 and 2013). As amended, the ABC Ash Creek Loan matures in September 2016.

PCB Northpointe Loan

In May 2009 Northpointe II assumed existing debt between Northpointe, an unrelated entity, and PCB (the “PCB Northpointe Loan”). Interest associated with the PCB Northpointe Loan was capitalized monthly to the Contract for Deed. See Note F – Contract for Deed for further discussion.

As amended, the PCB Northpointe Loan carried an interest rate of prime plus 6.75%, with an interest rate floor of 10%. The loan matured in June 2013, as amended, and was paid in full in July 2013.

Interest capitalized to contract for deed in connection with the PCB Northpointe Loan was approximately $79,000 for the year ended December 31, 2013.

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Notes to CONSOLIDATED Financial statements (continued)

G.	Notes Payable – continued

FNB Crestview Loan

In March 2011 UDF assumed an unaffiliated senior lender loan with First National Bank (“FNB”) in the original principal amount of $1.7 million (the “FNB Crestview Loan”) through a loan sale agreement in exchange for approximately $109,000 in cash and a $300,000 promissory loan to UDF. The FNB Crestview Loan initially carried a fixed interest rate of 7.25% and the maturity date was December 5, 2011. Effective December 5, 2011, the FNB Crestview Loan was amended and the interest rate was modified to prime plus 2.5%, with a floor of 7.25% (7.25% as of December 31, 2014 and 2013). In addition, the maturity date was extended through June 5, 2013, in connection with this amendment. Effective June 5, 2013, the maturity date of the FNB Crestview Loan was extended to April 30, 2014. Effective April 30, 2014, the note was purchased from FNB by PlainsCapital Bank and the maturity date was extended to September 9, 2014. The loan was refinanced by the City Bank Loan (see note below) and was paid in full in November 2014.

UDF Veritex Loan

In March 2013 UDF and UDF II entered into a secured promissory note as co-borrowers with Veritex Community Bank (“Veritex”) in the principal amount of $10 million (the “Veritex Note”). In connection with the Veritex Note, UDF paid an origination fee of $100,000 to Veritex. The interest rate under the Veritex Note is equal to the greater of prime plus 1.5% or 5% per annum (5% as of December 31, 2014 and 2013), and the note is scheduled to mature on March 5, 2018. Accrued interest on the outstanding principal amount of the Veritex Note is payable monthly. In addition, UDF is required to make annual principal payments of $2 million to Veritex. The Veritex Note is secured by all of the assets of UDF and UDF II.

Rowe Lane, LLC Loan

In February 2014, in connection with the acquisition of 71 acres of land, Rowe Lane 285, LP entered into a secured promissory note with the seller of the property, Rowe Lane, LLC in the principal amount of $3.5 million (the “Rowe Lane, LLC Loan”). See Note E - Real Estate Owned – Rowe Lane 285, L.P. for further discussion. The interest rate under the Rowe Lane, LLC Loan was equal to 8%. Accrued interest on the outstanding principal amount of the Rowe Lane, LLC Loan was payable quarterly. The note was scheduled to mature on August 18, 2014, but was paid in full in July 2014. During the year ended December 31, 2014, the Rowe Lane, LLC Loan was used to fund the acquisition and development of the first residential phase of the 71 acre tract and, as such, interest of approximately $118,000 has been capitalized into real estate owned.

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Notes to CONSOLIDATED Financial statements (continued)

G.	Notes Payable – continued

Commerce National Bank Loan

In July 2014 Rowe Lane 285, LP entered into a secured promissory note with Commerce National Bank in the principal amount of $6.0 million (the “Commerce National Bank Loan”). See
Note E –Real Estate Owned – Rowe Lane 285, L.P. for further discussion. The interest rate under the Commerce National Bank Loan is equal to the greater of prime plus 2.25% or 5.5% per annum (5.5% as of December 31, 2014), and the note is scheduled to mature on July 18, 2018. Accrued interest on the outstanding principal amount of the Commerce National Bank Loan is payable monthly. UDF IV guaranteed the Commerce National Bank Loan. In exchange, we agreed to pay UDF IV a monthly fee equal to 1/12th of 1% of the outstanding principal balance of the Commerce National Bank Loan.

During the year ended December 31, 2014, the Commerce National Bank Loan was used to fund the development of the first residential phase of the 71 acre tract and, as such, interest of approximately $80,000 has been capitalized into real estate owned.

City Bank Loan

In November 2014 UDF entered into a secured promissory note with City Bank in the principal amount of $225,500 (the “City Bank Loan”). In connection with the City Bank Loan, UDF paid an origination fee of approximately $2,000 to City Bank. The City Bank Loan which matures on November 3, 2015 has an interest rate equal to 6% per annum. Accrued interest on the outstanding principal amount of the City Bank Loan is payable monthly.

Summary Information

The chart below summarizes the approximate outstanding balance of each of our loans included in notes payables as of the date indicated:

Loan Name	December 31, 2014	December 31, 2013

CFC WL Note	$5,422,000	$5,469,000
Premier HLL II Loan	-	-
CFC One KR Loan	1,163,000	1,721,000
ABC Ash Creek Loan	228,000	243,000
PCB Northpointe Loan	-	-
FNB Crestview Loan	-	256,000
UDF Veritex Loan	6,000,000	8,000,000
Rowe Lane, LLC Loan	-	-
Commerce National Bank Loan	3,305,000	-
City Bank Loan	226,000	-

Total	$16,344,000	$15,689,000

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Notes to CONSOLIDATED Financial statements (continued)

G.	Notes Payable – continued

Summary Information – continued

The chart below summarizes the approximate accrued interest included in accrued interest payable associated with each of our loans included in notes payable as of the date indicated:

Loan Name	December 31, 2014	December 31, 2013

CFC WL Note	$114,000	$19,000
Premier HLL II Loan	-	-
CFC One KR Loan	36,000	6,000
ABC Ash Creek Loan	6,000	3,000
PCB Northpointe Loan	-	-
FNB Crestview Loan	-	1,000
UDF Veritex Loan	11,000	16,000
Rowe Lane, LLC Loan	-	-
Commerce National Bank Loan	7,000	-
City Bank Loan	2,000	-

Total	$176,000	$45,000

The following table summarizes the approximate interest expense associated with each of our loans included in notes payable for the period indicated:

	For the year ended December 31,
Loan Name	2014	2013

CFC WL Note	$231,000	$233,000
Premier HLL II Loan	-	25,000
CFC One KR Loan	67,000	78,000
ABC Ash Creek Loan	17,000	19,000
PCB Northpointe Loan	-	-
FNB Crestview Loan	34,000	30,000
UDF Veritex Loan	402,000	411,000
Rowe Lane, LLC Loan	-	-
Commerce National Bank Loan	-	-
City Bank Loan	2,000	-

Total	$753,000	$796,000

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Notes to CONSOLIDATED Financial statements (continued)

G.	Notes Payable – continued

Summary Information – continued

The following table reflects approximate amounts due associated with our notes payable based on their maturity dates as of December 31, 2014:

	Payments due by period
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Notes payable	$7,648,000	$5,391,000	$3,305,000	$-	$16,344,000

Total	$7,648,000	$5,391,000	$3,305,000	$-	$16,344,000

H.	Notes Payable – Related Parties

2M Holdings Note

In December 2005 UDF entered into an unsecured note payable agreement (the “2M Holdings Note”) with 2M Holdings, L.P., an affiliated Texas limited partnership (“2M”), with an original principal balance of $1.0 million, bearing interest at 15%. The 2M Holdings Note matured in December 2010 but remains outstanding as of December 31, 2014.

UMT LOC

As of December 31, 2014, UDF had a maximum $82 million subordinated revolving line-of-credit facility (the “UMT LOC”) with United Mortgage Trust, an affiliated Maryland real estate investment trust (“UMT”). An affiliate of Land Development serves as the advisor to UMT. Effective October 1, 2013, UDF entered into an amended loan agreement with UMT pursuant to which the interest rate associated with the UMT LOC was reduced from 14% per annum to 9.25% per annum and the maturity date of the UMT LOC was extended to December 31, 2015. The UMT LOC is collateralized by a subordinate security interest in all assets of UDF.

UDF III HTC Note

In December 2006 UDF entered into a secured promissory note with UDF III in the principal amount, as amended, of approximately $12.8 million (the “UDF III HTC Note”). Land Development serves as the general partner of UDF III. The UDF III HTC Note bore interest at a base rate equal to 12% per annum and this note was scheduled to mature on June 30, 2015, as amended. Effective October 1, 2013, UDF assigned all rights, title and interest in a promissory note payable by an unrelated party to UDF III in exchange for cancellation of the UDF III HTC Note.

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Notes to CONSOLIDATED Financial statements (continued)

H.	Notes Payable – Related Parties – continued

UDF III UDF PM Note

In September 2007 UDF PM entered into a secured promissory note with UDF III in the principal amount of approximately $6.4 million (the “UDF III UDF PM Note”). Land Development serves as the general partner of UDF III. See Note E – Real Estate Owned – UDF PM, LLC for further discussion. The UDF III UDF PM Note bears interest at a base rate equal to 15% per annum and interest payments accrue monthly with a maturity date, as amended, of September 4, 2015. The UDF III UDF PM Note was paid in full in October 2014.

OU Senior Credit Facility

In May 2006 OU Land entered into the OU Senior Credit Facility with RFC Construction Funding, LLC (“RFC”). See Note E – Real Estate Owned – OU Land Acquisition, L.P. for further discussion. In March 2008 OU Senior Credit Facility was acquired from RFC by UDF X, L.P., an affiliated Delaware limited partnership (“UDF X”). Land Development owns 99.9% of the limited partnership interests of UDF X. As amended, the OU Senior Credit Facility had a principal amount of $9.8 million, bore interest at 15% and was scheduled to mature on March 31, 2015. The OU Credit Facility was paid in full in December 2014.

UDF III Northpointe Notes

In May 2009 Northpointe II assumed a $6 million note entered into between Northpointe and UDF III (the “First UDF III Northpointe Note”). Land Development serves as the general partner of UDF III. In June 2011 Northpointe entered into an additional, $9 million promissory note with UDF III (the “Second UDF III Northpointe Note”), which was also assumed by Northpointe II. The Second UDF III Northpointe Note is secured by the same collateral as the First UDF III Northpointe Note.

The interest rate associated with the First UDF III Northpointe Note and the Second UDF III Northpointe Note (collectively, the UDF III Northpointe Notes”) is 12% per annum and, as amended, the UDF III Northpointe Notes are scheduled to mature on December 28, 2015, as amended. Interest associated with the UDF III Northpointe Notes is capitalized monthly to the contract for deed. See Note F - Contract for Deed for further discussion. Interest capitalized to contract for deed in connection with the UDF III Northpointe Notes was approximately $1.3 million and $1.7 million for the years ended December 31, 2014 and 2013, respectively.

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Notes to CONSOLIDATED Financial statements (continued)

H.	Notes Payable – Related Parties – continued

UDF IV Fin I Indian Springs Loan

In January 2010 HLL entered into a secured promissory note in the principal amount of approximately $1.8 million with UDF IV (the “UDF IV Fin I Indian Springs Loan”). Land Development serves as the asset manager for UDF IV. See Note E – Real Estate Owned – HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P., and One KR Venture, L.P. for further discussion. In conjunction with this note, HLL paid UDF IV a commitment fee of approximately $18,000. In September 2011 UDF IV assigned this note to UDF IV Finance I, L.P., a Delaware limited partnership and wholly owned subsidiary of UDF IV. The UDF IV Fin I Indian Springs Loan bore interest of 13% per annum, and was scheduled to mature on July 18, 2013, pursuant to the First Modification Agreement dated July 18, 2011. The UDF IV Fin I Indian Springs loan was paid in full in May 2013.

UDF IV Highland Farms Loan

In December 2010 HLL II entered into a secured promissory note in the principal amount of approximately $1.9 million with UDF IV (the “UDF IV Highland Farms Loan”). Land Development serves as the asset manager for UDF IV. See Note E – Real Estate Owned – HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P., and One KR Venture, L.P. for further discussion. In conjunction with this note, HLL II paid UDF IV a commitment fee of approximately $19,000. The UDF IV Highland Farms Loan bears an interest rate of 13% per annum. The UDF IV Highland Farms Loan matures on March 22, 2016, as amended. As of December 31, 2014, the UDF IV Highland Farms Loan is secured by a first lien deed of trust recorded against 18 finished residential lots and 147 undeveloped lots in Bexar County, Texas, as well as a promissory note, assignments of certain lot sale contracts and earnest money, and other loan documents.

UDF IV HLL Loan

In February 2011 HLL entered into a secured promissory note in the principal amount of approximately $9.9 million with UDF IV (the “UDF IV HLL Loan”). Land Development serves as the asset manager for UDF IV. See Note E - Real Estate Owned – HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P., and One KR Venture, L.P. for further discussion. In conjunction with this note, HLL paid UDF IV a commitment fee of approximately $99,000. The UDF IV HLL Loan bears an interest rate of 13% per annum, and matures on January 21, 2016, as amended.

As of December 31, 2014, the UDF IV HLL Loan is secured by a first lien deed of trust recorded against 8 finished residential lots and approximately 116 acres of undeveloped land located in Harris County, Texas, the assignment certain lot sale contracts and the assignment of development reimbursements owing from a municipal utility district to HLL.

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Notes to CONSOLIDATED Financial statements (continued)

H.	Notes Payable – Related Parties – continued

UDF III Ash Creek Loan

In April 2011 Ash Creek entered into a promissory note in the principal amount of $50,000 with UDF III (the “UDF III Ash Creek Loan”). Land Development serves as the general partner of UDF III. See Note E – Real Estate Owned – UDF Ash Creek, L.P. for further discussion. In connection with an amendment entered into in December 2012, the principal amount was increased to $65,000. The UDF III Ash Creek Loan, which bears an interest rate of 15% per annum, matured on December 21, 2014. The UDF III Ash Creek Loan was paid in full in December 2014.

UDF IV Ash Creek Loan

In April 2011 Ash Creek entered into a maximum $3.0 million construction loan with UDF IV (the “UDF IV Ash Creek Loan”). Land Development serves as the asset manager for UDF IV. See Note E – Real Estate Owned – UDF Ash Creek, L.P. for further discussion. In conjunction with this note, Ash Creek paid UDF IV a commitment fee of approximately $15,000. The UDF IV Ash Creek Loan bears an interest rate of 13% per annum and matures on October 20, 2015, as amended. The UDF IV Ash Creek Loan is secured by a first lien deed of trust on 9 finished lots in Dallas County, Texas.

Texas Two Northpointe Note

In February 2012 Northpointe II entered into a secured promissory note with Texas Two in the principal amount of $300,000 (the “Texas Two Northpointe Note”). See Note D – Investments in Partnerships – UDF TX Two, L.P. for further discussion of our investment in Texas Two. The Texas Two Northpointe Note bears interest at a base rate equal to 12% per annum and interest payments accrue monthly with a maturity date of December 31, 2015, as amended. Interest associated with the Texas Two Northpointe Note is capitalized monthly to the contract for deed. See Note F - Contract for Deed for further discussion. Interest capitalized to contract for deed in connection with the Texas Two Northpointe Note was approximately $70,000 and $18,000 for the years ended December 31, 2014 and 2013, respectively.

UDF IV UDF PM Note

In October 2012 UDF PM entered into a secured promissory note with UDF IV in the principal amount of approximately $5.1 million (the “UDF IV UDF PM Note”). Land Development serves as the asset manager for UDF IV. See Note E – Real Estate Owned – UDF PM, LLC for further discussion. The UDF IV UDF PM Note bears interest at a base rate equal to 13% per annum and interest payments accrue monthly with a maturity date of October 17, 2015.

The UDF IV UDF PM Note is secured by a promissory note and the assignment of development reimbursements owing to UDF PM pursuant to an economic development agreement and a public improvement district reimbursement contract, both of which were entered into between UDF PM and the city of Wolfforth, Texas. During the year ended December 31, 2013, the UDF IV UDF PM Note was used to fund the construction of a recreation center and, as such, interest of approximately $125,000 and $326,000, respectively, for the year ended December 31, 2014 and 2013, has been capitalized into real estate owned.

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Notes to CONSOLIDATED Financial statements (continued)

H.	Notes Payable – Related Parties – continued

UDF IV Indian Springs Loan

In November 2012 HLL entered into a secured promissory note in the principal amount of approximately $6.4 million with UDF IV (the “UDF IV Indian Springs Loan”). Land Development serves as the asset manager for UDF IV. See Note E – Real Estate Owned – HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P. and One KR Venture, L.P. for further discussion. In conjunction with this note, HLL paid UDF IV a commitment fee of approximately $64,000. The UDF IV Indian Springs Loan bears an interest rate of 13% per annum, and matures on November 29, 2015. As of December 31, 2014, the UDF IV Indian Springs Loan is secured by a first lien deed of trust recorded against 12 finished lots and 41 lots under development located in Bexar County, Texas, as well as a promissory note, assignments of certain lot sale contracts, and other loan documents. During the year ended December 31, 2014 and 2013, the UDF IV Indian Springs Loan was used to fund the development of finished lots and, as such, interest of approximately $339,000 and $478,000, respectively, has been capitalized into real estate owned.

UDF IV One KR Loan

In December 2012 One KR entered into a secured promissory note in the principal amount of approximately $15.3 million with UDF IV (the “UDF IV One KR Loan”). Land Development serves as the asset manager for UDF IV. See Note E – Real Estate Owned – HLL Land Acquisitions, L.P., HLL II Land Acquisitions, L.P., and One KR Venture, L.P. for further discussion. In conjunction with this note, One KR paid UDF IV a commitment fee of approximately $153,000. The UDF IV One KR Loan bears an interest rate of 13% per annum, and matures on June 14, 2016. As of December 31, 2014, the UDF IV One KR Loan is secured by a first lien deed of trust on 16 finished lots in Bexar County, Texas and a pledge of partnership interests in One KR, effectively subordinating this pledge to all real property liens. The UDF IV One KR Loan was used to fund the development of finished lots and, as such, interest of approximately $1.2 million and $1.0 million for the years ended December 31, 2014 and 2013, respectively, has been capitalized into real estate owned.

Texas Two One KR Loan

In April 2010 One KR entered into a secured promissory note in the principal amount of approximately $156,000 with UDF TX Two, LP (the “Texas Two One KR Loan”). The Texas Two One KR Loan bears an interest rate of 12% per annum and interest payments accrue monthly. The loan matures on December 31, 2015. The loan is unsecured.

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Notes to CONSOLIDATED Financial statements (continued)

H.	Notes Payable – Related Parties – continued

UDF IV Rowe Lane Loan

In February 2014 Rowe Lane entered into a secured promissory note in the principal amount of approximately $7.5 million with UDF IV (the “UDF IV Rowe Lane Loan). Land Development serves as the asset manager for UDF IV. In conjunction with this note, Rowe Lane paid UDF IV a commitment fee of approximately $75,000. The UDF IV Rowe Lane Loan bears an interest rate of 13% per annum and interest payments accrue monthly. The loan matures on February 18, 2018. The UDF IV Rowe Lane Loan is secured by a subordinate deed of trust recorded against approximately 71.388 acres of undeveloped land located in Travis County and Williamson County, Texas.The UDF IV Rowe Lane Loan was used to fund the development of finished lots and, as such, interest of approximately $451,000 has been capitalized into real estate owned.

UDF IV Fin VIII One KR Loan

In December 2014 One KR entered into a secured promissory note in the principal amount of approximately $5.3 million (the “UDF IV Fin VIII One KR Loan”) with UDF IV Finance VIII, LP (“UDF IV Fin VIII”). Land Development serves as the asset manager for UDF IV. UDF IV owns 100% of the limited partnership interests of UDF IV Fin VIII. In conjunction with this note, One KR paid UDF IV Fin VIII a commitment fee of approximately $82,000. The UDF IV Fin VIII One KR Loan bears an interest rate of 13% per annum and interest payments accrue monthly. The loan matures on December 30, 2016. The UDF IV Fin VIII One KR Loan is secured by a first lien deed of trust recorded against approximately 24.76 acres of undeveloped land located in Bexar County, Texas, as well as a promissory note, assignments of certain lot sale contracts and other loan documents.

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Notes to CONSOLIDATED Financial statements (continued)

H.	Notes Payable – Related Parties – continued

Summary Information

The chart below summarizes the approximate outstanding balance of each of our loans included in notes payable – related parties as of the date indicated:

Loan Name	December 31, 2014	December 31, 2013

2M Holdings Note	$588,000	$588,000
UMT LOC	83,267,000	78,575,000
UDF III UDF PM Note	-	270,000
OU Senior Credit Facility	-	4,220,000
UDF III Northpointe Notes	10,815,000	12,091,000
UDF IV Highland Farms Loan	1,773,000	1,572,000
UDF IV HLL Loan	11,317,000	10,643,000
UDF III Ash Creek Loan	-	67,000
UDF IV Ash Creek Loan	1,428,000	1,756,000
Texas Two Northpointe Note	300,000	300,000
Texas Two One KR Loan	156,000	-
UDF IV UDF PM Note	4,989,000	3,822,000
UDF IV Indian Springs Loan	2,761,000	2,522,000
UDF IV One KR Loan	13,669,000	10,201,000
UDF IV Rowe Lane Loan	4,879,000	-
UDF IV Fin VIII One KR Loan	423,000	-

Total	$136,365,000	$126,627,000

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Notes to CONSOLIDATED Financial statements (continued)

H.	Notes Payable – Related Parties – continued

Summary Information – continued

The chart below summarizes the approximate accrued interest included in accrued interest payable – related parties associated with each of our loans included in notes payable – related parties as of the date indicated:

Loan Name	December 31, 2014	December 31, 2013

2M Holdings Note	$375,000	$287,000
UMT LOC	42,000	1,147,000
UDF III UDF PM Note	-	10,000
OU Senior Credit Facility	-	83,000
UDF III Northpointe Notes	14,000	-
UDF IV Highland Farms Loan	6,000	-
UDF IV HLL Loan	404,000	1,028,000
UDF III Ash Creek Loan	-	7,000
UDF IV Ash Creek Loan	8,000	22,000
Texas Two Northpointe Note	104,000	34,000
Texas Two One KR Loan	88,000	-
UDF IV UDF PM Note	134,000	83,000
UDF IV Indian Springs Loan	32,000	12,000
UDF IV One KR Loan	62,000	-
UDF IV Rowe Lane Loan	71,000	-
UDF IV Fin VIII One KR Loan	1,000	-

Total	$1,341,000	$2,713,000

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Notes to CONSOLIDATED Financial statements (continued)

H.	Notes Payable – Related Parties – continued

Summary Information – continued

The following table summarizes the approximate interest expense included in interest expense – related parties associated with each of our loans included in notes payable – related parties for the period indicated:

	For the year ended December 31,
Loan Name	2014	2013

2M Holdings Note	$88,000	$88,000
UMT LOC	7,421,000	10,289,000
UDF III HTC Note	-	1,163,000
UDF III UDF PM Note	34,000	39,000
OU Senior Credit Facility	250,000	912,000
UDF IV Fin I Indian Springs Loan	-	8,000
UDF IV Highland Farms Loan	202,000	182,000
UDF IV HLL Loan	1,448,000	1,298,000
UDF III Ash Creek Loan	11,000	10,000
UDF IV Ash Creek Loan	207,000	284,000
Texas Two Northpointe Note	-	-
Texas Two One KR Loan	88,000	-
UDF IV UDF PM Note	438,000	-

Total	$10,187,000	$14,273,000

The following table reflects approximate amounts due associated with our notes payables – related parties based on their maturity dates as of December 31, 2014:

	Payments due by period
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total

Notes payable	$117,394,000	$14,092,000	$4,879,000	$-	$136,365,000

Total	$117,394,000	$14,092,000	$4,879,000	$-	$136,365,000

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Notes to CONSOLIDATED Financial statements (continued)

I.	Partners’ Capital

In July 2004 UDF entered into a master participation agreement with United Development Funding II, L.P. (“UDF II”). Under the agreement, UDF II invests capital pari passu and pro rata with investments of UDF, including, without limitation, investments in loans, profit participations, and equity. Further, UDF and UDF II intend to share pari passu and pro rata based on the amount of capital used to purchase UDF investments, all allocated liabilities, allocated income, and allocated expenses as determined by UDF at its reasonable discretion. As of December 31, 2014 and 2013, the balance of the participation interest was approximately $22.8 million and $20.4 million, respectively.

Land Development has a 50% profit interest in UDF. Land Development has no contingent liability exposure related to UDF’s activities, as Land Development is only a limited partner and no guarantees have been provided by Land Development or any of its subsidiaries. No profit participation was allocated to Land Development during 2014 or 2013. The partnership agreement income allocation is discussed below.

On a calendar quarter basis, net losses of UDF are allocated first to the limited partners, pro rata, provided that net losses shall not be allocated to the extent that such allocation would cause any limited partner to have a deficit balance in its adjusted capital account at the end of such year. Second, the balance of the net loss, if any, is allocated 100% to the general partner.

On a calendar quarter basis, net income of UDF is first allocated to the general partner in an amount equal to the aggregate net losses allocated for all previous years, if any; second, to the limited partners in an amount equal to the aggregate net losses allocated to such limited partners for all previous years, if any; third, the balance, if any, to the limited partners that have made capital contributions, until such limited partners have received a cumulative annualized return of 12% on their capital contributions (“Preferred Return”); fourth, the balance, if any, to the profit interest limited partners, until such profit interest limited partners have received amounts equal to the Preferred Return; and finally, the remaining balance, if any, is allocated pro rata to the general partner and limited partners.

J.	Commitments and Contingencies

Off-Balance Sheet Arrangements

The Partnership from time to time enters into guarantees of debtor’s borrowings and provides credit enhancements for the benefit of senior lenders in connection with the Partnership’s debtors and investments in partnerships (collectively referred to as “guarantees”), and accounts for such guarantees in accordance with FASB ASC 460-10, Guarantees.

Guarantees generally have fixed expiration dates or other termination clauses and may require payment of a fee by the debtor. A guarantee involves, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. UDF’s exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the guarantee.

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Notes to CONSOLIDATED Financial statements (continued)

J.	Commitments and Contingencies – continued

Off-Balance Sheet Arrangements – continued

UDF provided a 25% guaranty to Capital One, National Association (“Capital One”) as a credit enhancement for a borrower’s loan (the “Capital One Loan”). The Capital One Loan was secured by a first priority lien on a portion of the borrower’s project in Galveston County, Texas. UDF held a second priority lien on that portion of the project which was subject to a first lien in favor of Capital One, and held a first priority lien on the remainder of the project. The Capital One Loan matured, and Capital One sued UDF under UDF’s 25% guaranty. Capital One subsequently dismissed the lawsuit against UDF due to a lack of diversity jurisdiction in Federal Court. On December 27, 2013, an unrelated third party acquired the Capital One Loan and released UDF from its guaranty.

As of December 31, 2014, the Partnership had 11 outstanding guarantees, including: (1) two limited repayment guarantees to with total credit risk to UDF of approximately $5.8 million, all of which has been borrowed against by the debtor and (2) nine letters of credit with total credit risk to UDF of approximately $2.8 million.

As of December 31, 2013, the Partnership had 4 outstanding guarantees, including: (1) two limited repayment guarantees with total credit risk to UDF of approximately $5.8 million and (2) two letters of credit with total credit risk to UDF of approximately $1.0 million.

	For the Years Ended December 31,
Guarantee	2014	2013
Letters of Credit
CTMGT Turbeville, LLC	$595,000	$595,000
One KR Venture, L.P.	125,000	410,000
High Trophy Development, LLC	52,000	-
CTMGT Rancho Del Lago, LLC	406,000	-
CTMGT Lewisville 14, LLC	93,000	-
Maguire Partners-Solana Land, LP	196,000	-
Maguire Partners-Solana Land, LP	1,082,000	-
Maguire Partners-Solana Land, LP	174,000	-
CTMGT Brookside, LLC	60,000	-
Total	2,783,000	1,005,000
Guarantees
Llano Development Company	3,250,000	3,250,000
Megatel Homes, Inc.	2,500,000	2,500,000
Total	5,750,000	5,750,000

Grand Total	$8,533,000	$6,755,000

To date UDF has not incurred losses from guarantees entered into, and the debt that is guaranteed is also collateralized by real estate. The value of such real estate may or may not be sufficient to settle such obligations if liquidated.

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Notes to CONSOLIDATED Financial statements (continued)

J.	Commitments and Contingencies – continued

Leases

UDF leased office space under an operating lease that expired in April 2014. We did not recognize any rent expense for the year ended December 31, 2014. Rent expense for the year ended December 31, 2013, was approximately $9,000.

K.	Related Party Transactions

Accounts receivable - related parties

The Partnership occasionally incurs costs relating to operating and other administrative expenses, for which the Partnership is reimbursed by UDF I Inc., UDF II Inc., and UDF II. As of December 31, 2014 and 2013, the Partnership had included in accounts receivable – related parties approximately $490,000 and $402,000, respectively, related to these amounts receivable from UDF I Inc., UDF II Inc., and UDF II.

Notes receivable - related party and interest income - related party

In February 2006 the Partnership entered into the Texas Two UDF Loan with Texas Two for the purpose of acquiring 70 finished home lots in Lakeway, Texas. UDF has a 50% limited partnership interest in Texas Two. See Note D - Investments in Partnerships – UDF TX Two, L.P. for further discussion. The Texas Two UDF Loan was originally a $1.7 million loan that bore interest at 13.5% per annum and matured on August 31, 2008.

Pursuant to the Third Loan Modification Agreement, the Texas Two UDF Loan is currently a $7.5 million loan bearing interest at 13.5% and it matures on September 20, 2015, as amended. In determining whether to modify this loan, we evaluated the economic conditions, the estimated value and performance of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral and other relevant factors. As of December 31, 2014 and 2013, approximately $8.4 million and $8.2 million, respectively, is included in notes receivable – related party in connection with the Texas Two UDF Loan. For the years ended December 31, 2014 and 2013, UDF recognized approximately $1.1 million and $970,000, respectively, in interest income – related party related to the Texas Two UDF Loan.

Accounts payable, credit enhancement fee expense, and management fee expense - related parties

UDF has an asset management agreement with Land Development. Under this asset management agreement UDF pays Land Development an annual management fee equal to 1% of invested assets.

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Notes to CONSOLIDATED Financial statements (continued)

K.	Related Party Transactions – continued

Accounts payable, credit enhancement fee expense, and management fee expense - related parties – continued

UDF did not incur any management fee expense for the year ended December 31, 2014. Management fees for 2013 were approximately $1.5 million and are included in management fee expense related parties in the accompanying consolidated statements of operations. As of December 31, 2014 and 2013, the Partnership had approximately $3.6 million and $3.7 million, respectively, included in accounts payable – related parties related to these asset management fees.

UDF reimburses UMTH General Services, L.P. (“General Services”), for operating expenses incurred in assisting Land Development in the management of the Partnership. The general partner of General Services also serves as the general partner of Land Development. As of December 31, 2014 and 2013, the Partnership had approximately $163,000 and $124,000, respectively, included in accounts payable – related parties related to this operating expense reimbursement.

On June 21, 2010, UDF secured a $15 million loan (the “Brockhoeft Loan”) from Wesley J. Brockhoeft, as agent for a group of lenders (“Brockhoeft”), to refinance approximately $26.2 million in debt owed to Textron Financial Corporation. The Brockhoeft Loan was paid in full in December 2012. The Brockhoeft Loan was secured by a first priority lien on all of UDF’s assets. As additional security for the Brockhoeft Loan, UDF III entered into a guaranty of repayment with the Lender (the “UDF III Guaranty”). In consideration of the UDF III Guaranty, commencing July 31, 2010, UDF agreed to pay UDF III a monthly fee equal to 3% per annum of the outstanding balance of the Brockhoeft Loan. The Brockhoeft Loan was paid in full in December 2012. As of December 31, 2013, approximately $273,000 is included in accounts payable – related parties related to these fees.

In November 2014 UDF III entered into a guaranty (the “UDF, LP Guaranty”) for the benefit of City Bank, pursuant to which UDF III guaranteed the repayment of up to $225,500 owed to City Bank, with respect to a loan between UDF and City Bank, as discussed in Note G – Note Payable – City Bank Loan. The loan refinanced and paid in full the loan with Plains Capital Bank, and is secured by a deed of trust on 8.2 acres of land owned by UDF Ash Creek. In connection with the guaranty, UDF III entered into a letter agreement with the Partnership, which provides for UDF to pay UDF III a monthly credit enhancement fee equal to 1/12th of 1% of the outstanding principal balance on the loan at the end of the month.

Effective July 18, 2014, UDF IV entered into a guaranty agreement (the “Rowe Lane Guaranty”) pursuant to which UDF IV guaranteed all amounts due associated with the Commerce National Bank Loan, as discussed in Note H – Notes Payable – Related Party. In consideration of UDF IV entering into the Rowe Lane Guaranty, UDF IV entered into a letter agreement with Rowe Lane which provides for Rowe Lane to pay UDF IV a monthly credit enhancement fee equal to 1/12th of 1% of the outstanding principal balance on the Commerce National Bank Loan at the end of each month. As of December 31, 2014, approximately $16,000 is included in accounts payable – related parties related to these fees.

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Notes to CONSOLIDATED Financial statements (continued)

K.	Related Party Transactions – continued

Accrued interest payable, notes payable and interest expense - related parties

See Note H - Notes Payable - Related Parties for further details.

L.	Subsequent Events

In preparing the consolidated financial statements, the Partnership has evaluated all subsequent events and transactions for potential recognition or disclosure through March 31, 2015, the date the consolidated financial statements were available for issuance.

40